                                  NORDIC LITES
                            ASSET PURCHASE AGREEMENT

                              --------------------


         This Asset Purchase Agreement (the "Agreement"), effective December 1, 1996, among Dynatec International, Inc., a Utah corporation ("Dynatec"), its wholly owned subsidiary, Nordic Technologies, Inc., a Utah corporation ("Buyer"), Nordic Lights, Inc., a Texas corporation ("Seller") doing business as Nordic-Lites, Inc., Nordic Industries, Inc., a Texas corporation, and
Cornerstone Venture Capital, LC aka Cornerstone Capital Group, LLC.   Nordic
Industries, Inc. and Cornerstone Capital Group, LLC are the sole shareholders of the Seller and are hereafter collectively referred to as the "Shareholders". Seller and Shareholders are sometimes collectively referred to in this Agreement as "Selling Parties."

                                  WITNESSETH:

         WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer, on the terms and subject to the conditions of this Agreement, substantially all of the assets, properties and business of Seller;

         THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties agree as follows:

ARTICLE 1.  TRANSFER OF ASSETS

         Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to purchase from Seller at the Closing described in Article 3 hereof, all of the assets, properties and business of Seller of every kind, character and description, whether tangible, intangible, real, personal or mixed, and wherever located (but excluding any assets specifically excluded in the following Sections of this Article 1), all of which are sometimes collectively referred to in this Agreement as the "Assets," including, but without limitation to, the following:

         1.1 REAL PROPERTY LEASE. The lease of the real property located at 2101 Brennan Avenue, Fort Worth, Texas pursuant to a lease dated the 14th day of April, 1994, together with all rights and privileges under such lease (hereinafter referred to as



                                                                       Page 6-54
the "Real Property Lease") to the Real Property subject to such lease (hereinafter referred to as the "Real Property");

         1.2 EQUIPMENT. All the machinery, tools, dyes, appliances, furniture, equipment (including essential replacement parts) and other tangible personal property of every kind and description wherever they may be located that are owned or leased by Seller, and are utilized in connection with Seller's operations, a current list of which is attached hereto as
SCHEDULE 1.2A (hereinafter referred to collectively as the "Equipment"). All excluded items of equipment or tangible personal property are listed in
SCHEDULE 1.2B attached hereto. On or before December 2, 1996, Seller shall deliver to Buyer the equipment as set forth in Schedule 1.2C. Good and marketable title to all such equipment shall be transferred on delivery, free and clear of any encumbrances;

         1.3 INVENTORIES. All of Seller's finished goods and raw materials (whether expensed or not), including work in process, consumable manufacturing supplies, spare parts and repair materials that are actually on hand as of the Closing Date, whether on or within the Real Property or enroute thereto or elsewhere, an approximate summary of which items currently on hand is attached hereto as SCHEDULE 1.3A (hereinafter referred to collectively as the "Inventories"). On or before December 2, 1996, Seller shall deliver to Buyer the Post Closing Inventory as set forth in Schedule 1.2C. Good and marketable title to all such Post Closing Inventory shall be transferred on delivery, free and clear of any encumbrances;

         1.4 INTANGIBLES. All trade names (including "Nordic Lites", "Norflex", "Nite-Sight-Lite", "Nordic Strobe", "Nordic Smoke Cutter", "Vari-probe", "Nordic Jr-1", "Nordic Jr-2", and "ZOOM Switch"), trademarks, service marks, copyrights, patents, patent rights, trade secrets, technical know-how, goodwill and other intangibles (including (i) tort or insurance proceeds arising out of any damage or destruction of any of the Assets between the date of this Agreement and the Closing Date (as hereinafter defined); (ii) all contracts to be assumed by Buyer pursuant to Article (4) used by Seller in (or owned by Seller and useful in) the operation of the business, but excluding accounts receivable, accounts payable, contracts not assumed by Buyer pursuant to Article 4, bank accounts, and tax deposits; and
(iii) all rights to the NSN numbers now used for contracts or sales to the federal government by the Seller, or any of the predecessors or assignors of the Seller, and all contract rights or applications for novation arising thereunder;

         1.5 BOOKS AND RECORDS. All papers and records in Seller's care, custody or control relating to any or all of the above-described Assets and the operation thereof, including, but not limited to, all blueprints and specifications, personnel and labor



                                                                       Page 7-54
relations records, environmental control records, sales records, accounting and financial records, maintenance and production records; and

         1.6 OTHER ASSETS. All product rights in the Nordic Lites flashlight products, all improvements thereon. All prepaid expenses relating to any of the Assets and the operation of Seller's business.

ARTICLE 2.  PURCHASE PRICE

         2.1 PAYMENT OF PURCHASE PRICE. In consideration for the transfer and assignment by Seller of the Assets, and in consideration of the representations, warranties and covenants of the Selling Parties set forth herein, Dynatec and Buyer on the conditions set forth herein and subject to the provisions in Article 15 state that:

         (a) Dynatec shall issue 550,000 shares of Dynatec's restricted common stock at the time of Closing. Of this number of shares, 255,000 shares shall be issued in the name of Nordic Industries, Inc., 245,000 shares shall be issued in the name of Cornerstone Capital Group, LLC; and 50,000 shares shall be issued in the name of Nordic Industries, Inc.

         (b) Dynatec will issue additional restricted common stock warrants in the form of Schedule 2.1 on the following basis:

              (i) upon Buyer achieving Five Million Dollars in gross sales on or before December 31, 1999, a warrant for an additional 50,000 shares to be purchased at $1.00 per share will be earned;

              (ii) upon Buyer achieving Seven Million Five Hundred Thousand Dollars in gross sales on or before December 31, 2000, a warrant for an additional 50,000 shares to be purchased at $1.00 per share will be earned;

              (iii) upon reaching Ten Million Dollars in gross sales on or before December 31, 2001, a warrant for an additional 50,000 shares to be purchased at $1.00 per share will be earned;

              (iv) upon reaching Fifteen Million Dollars in gross sales on or before December 31, 2002, a warrant for an additional 50,000 shares to be purchased at $1.00 per share will be earned.



                                                                       Page 8-54

              (v) upon reaching Twenty Million Dollars in gross sales on or before December 31, 2003, a warrant for an additional 50,000 shares to be purchased at $1.00 per share will be earned.

         (c) In addition to the warrants outlined in subsection (b) above, Buyer will set aside 250,000 shares for options to be issued to employees of the Buyer who are key contributors to the success of the Buyer as determined by Buyer's Board of Directors. Options for as many as 100,000 shares a year may be granted hereunder in any fiscal year that the Buyer shall experience not less than Two Million Five Hundred Thousand Dollars in gross sales. Such options shall be exercisable at $.50 per share. The determination as to who will receive the options and the number of shares granted in each option shall be made by the decision of not less than sixty (60%) percent of the directors of the Buyer (e.g. 3 of the 5 initial board members).

         (d) Dynatec will immediately proceed to register 325,000 shares of the initial shares referred to in paragraph 2.1(a). Such shares shall include the separate 50,000 shares referred to in paragraph 2.1(a) and which are subject to the provisions of the agreement referred to in paragraph 3.2(d). Within 30 days after closing, Dynatec shall file with the Securities and Exchange Commission and all applicable state securities commissioners a shelf registration statement covering the shares referenced above (150,000 shares of the common stock issued to Nordic Industries, Inc. and 125,000 shares of the Dynatec common stock issued to Cornerstone), and shall use its best efforts to have the registration statement declared effective as soon as possible. Dynatec shall maintain the effectiveness of the registration statement for at least two years or until all shares covered thereby have been resold, if sooner. Dynatec shall pay the costs and expenses of such registration statement other than brokers' commissions and discounts in connection with sales of securities thereunder.

         (e) Buyer shall assume and discharge, and shall indemnify Seller against, liabilities and obligations of the Seller under the leases or other agreements, if any as specified on SCHEDULE 4, but only to the extent that such liabilities or obligations accrue on or after the Closing Date.

         2.2 ALLOCATION OF PURCHASE PRICE. The parties agree that the Purchase Price shall be allocated as set forth in Schedule 2.2. Such allocations will be used by the parties in reporting the transaction contemplated by this Agreement for Federal and State tax purposes.



                                                                       Page 9-54

ARTICLE 3.  THE CLOSING

         The closing of the purchase and sale of the Assets by Seller to Buyer (the "Closing") shall take place at the offices of Bruce L. Dibb, attorney at law, which are located at 3ll South State Street, Suite 380, Salt Lake City, Utah, at 10:00 a.m. local time, on Monday, December 2, 1996, or at such other place and/or time as the parties may agree in writing (the "Closing Date"). In the event that the conditions specified in this Agreement have not been fulfilled by such date, Buyer may extend the Closing Date for a period or periods not exceeding an aggregate of 15 days by giving written notice to the Selling Parties. If on the original or any postponed Closing Date, Selling Parties shall have been unable to obtain all waivers and consents of private parties and governmental agencies required by this Agreement, then Buyer, on written notice, may postpone the Closing to a time not later than 10:00 a.m. local time, on December 10, 1996.

         3.1 SELLING PARTIES' OBLIGATIONS AT THE CLOSING. At the Closing, Selling Parties shall deliver or cause to be delivered to Buyer:

         (a)  finished inventory as outlined in Schedule 1.3B;

         (b) assignments in recordable form of the Real Property Lease, properly executed and acknowledged by Seller, and accompanied by all consents of lessors required by this Agreement and the lease being assigned;

         (c) instruments of assignment and transfer of all of the other Assets of Seller to be transferred hereunder, in form and substance satisfactory to Buyer's counsel;

         (d) executed proprietary information and nondisclosure agreements in the form of SCHEDULE 6.10B by each of the individuals listed in SCHEDULE 6.10C;

         (e)  the UCC search reports referred to in paragraph 10.2 hereof;

         (f) the certificate of the President or Secretary of the Seller confirming that proper minutes and resolutions of the Seller's Board of Directors and Shareholders have been secured prior to the Closing whereby the sale of the Assets has been approved;

         (g)  executed Forms Schedule 13D and Form 3 for the Selling Parties;
and



                                                                      Page 10-54

         (h) a letter of account status from the Comptroller of Public Accounts of the State of Texas dated within three days of closing as described in paragraph 10.7.

         Simultaneously with the consummation of the transfer, Seller, through its officers, agents, and employees, shall put Buyer into full possession and enjoyment of all the Assets to be conveyed and transferred by this Agreement.

         Selling Parties, at any time before or after the closing Date, shall execute, acknowledge, and deliver any further assignments, conveyances and other assurances, documents and instruments of transfer, reasonably requested by Buyer and shall take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer for the purpose of assigning, transferring, granting, conveying and confirming to Buyer, or reducing to possession, any or all property and assets to be conveyed and transferred by this Agreement. If requested by Buyer, Selling Parties further agree to prosecute or otherwise enforce in their own names for the benefit of Buyer any claims, rights, or benefits that are transferred to Buyer by this Agreement and that require prosecution or enforcement in either of the Selling Parties' name. Any prosecution or enforcement of claims, rights, or benefits under this Section shall be solely at Buyer's expense, unless the prosecution or enforcement is made necessary by a breach of this Agreement by Selling Parties.

         3.2  BUYER'S OBLIGATIONS AT CLOSING.  Subject to the provision of
Article 15, at the Closing, Buyer shall deliver to Seller the following instruments and documents against delivery of the items specified in Section 3.1:

         (a) A Dynatec stock certificate in the name of Nordic Industries, Inc. for 255,000 shares of restricted common stock, a Dynatec stock certificate in the name of Cornerstone Capital Group, LLC for 245,000 shares of restricted common stock; and a Dynatec stock certificate in the name of Nordic Industries, Inc. for 50,000 shares of restricted common stock (such certificates are to be issued as if subsequent to the December 12, 1996 forward split of the Dynatec shares and are to be held by legal counsel for Seller for delivery on December 16, 1996, to accommodate the NASDAQ listing requirements);

         (b) Warrants in the form of SCHEDULE 2.1 attached hereto issued in the name of the holder, with the performance dates and for the amounts indicated below:

    Name of Holder                       Performance Date       Number of Shares
    --------------                       ----------------       ----------------

    Nordic Industries, Inc.                 12/31/99                25,500
    Cornerstone Capital Group, LLC          12/31/99                24,500
    Nordic Industries, Inc.                 12/31/2000              25,500



                                                                      Page 11-54

    Cornerstone Capital Group, LLC          12/31/2000              24,500
    Nordic Industries, Inc.                 12/31/2001              25,500
    Cornerstone Capital Group, LLC          12/31/2001              24,500
    Nordic Industries, Inc.                 12/31/2002              25,500
    Cornerstone Capital Group, LLC          12/31/2002              24,500
    Nordic Industries, Inc.                 12/31/2003              25,500
    Cornerstone Capital Group, LLC          12/31/2003              24,500

         (c) A Repurchase and Guarantee Agreement in the form of Schedule 3.2C providing Nordic Industries, Inc. with certain assurances as to the amount of proceeds that Nordic Industries, Inc. will receive from the sale of certain shares of Dynatec stock issued to it pursuant to Section 2.1(a) of this Agreement

         3.3 INVENTORIES. On or before the Closing Date, the parties shall make a joint physical count and determination of the value of the Inventories for the purpose of determining the value thereof, utilizing the procedures and the inventory prices set forth in SCHEDULE 1.3A hereto. Upon the final determination of such amounts, Seller shall submit a reasonable detailed list of the items covered thereby.

ARTICLE 4.  ASSUMPTION OF LIABILITIES

         Buyer is not assuming any debt, liability or obligation of Seller, whether known or unknown, fixed or contingent, except as herein specifically otherwise provided. Selling Parties agree to indemnify and hold Buyer harmless against all debts, claims, liabilities and obligations of Seller not expressly assumed by Buyer hereunder, and to pay any and all attorneys' fees and legal costs incurred by Buyer, its successors and assigns in connection therewith. Buyer shall have the benefit of and shall perform all contracts and commitments, if any, specifically disclosed on SCHEDULE 4, in accordance with the terms and conditions thereof, except to the extent modifications are specifically disclosed on such SCHEDULE 4.

ARTICLE 5.  EXCISE AND PROPERTY TAXES

         Seller shall pay all sales, use and transfer taxes arising out of the transfer of the Assets and shall pay its portion, prorated as of the Closing Date, of state and local personal property taxes of the business. Buyer shall not be responsible for any business, occupation, withholding or similar tax, or for any taxes of any kind related to any period before the Closing Date.



                                                                      Page 12-54

ARTICLE 6.  REPRESENTATIONS AND WARRANTIES OF SELLING PARTIES

         Selling Parties, jointly and severally, hereby represent and warrant to Buyer that the following facts and circumstances are, and except as contemplated hereby, at all times up to the Closing Date will be true and correct, and hereby acknowledge that such facts and circumstances constitute the basis upon which Buyer is induced to enter into and perform this Agreement. Each warranty set forth in this Article 6 shall survive the Closing and any investigation made by or on behalf of Buyer.

         6.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. Seller is a corporation duly organized, validly existing, and in good standing under the laws of Texas, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to transact interstate business and is in good standing in all jurisdictions in which the nature of its business or of its properties makes such qualification necessary.

         6.2 CAPITAL STRUCTURE. The authorized number of shares of Seller is 1,000,000, all of one class, of which 595,100 shares (the "Shares") are issued and outstanding, all of which are owned of record and beneficially by the Shareholders. All the Shares are validly issued, fully paid, and nonassessable. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Seller to issue or to transfer from treasury any additional shares.

         6.3 FINANCIAL STATEMENTS. SCHEDULE 6.3-1 to this Agreement set forth the unaudited balance sheets of Seller as of October 31, 1996, and the related statement of income and accumulated deficit for the period from inception until such date, as compiled by Seller, and certified by the treasurer of Seller. The financial statements in SCHEDULE 6.3-1 are referred to as the "Financial Statements." The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently followed by Seller throughout the periods indicated, and fairly present the financial position of Seller as of the respective dates of the balance sheets included in the Financial Statements, and the results of their operations for the respective periods indicated.

         6.4 ABSENCE OF SPECIFIED CHANGES. Since the October 31, 1996 date of the Financial Statements, there has not been any:

         (a) transaction by Seller except in the ordinary course of business as conducted on that date;

         (b)  capital expenditure by Seller exceeding $10,000.00;



                                                                      Page 13-54

         (c) material adverse change in the financial condition, liabilities, assets, business or prospects of Seller;

         (d) destruction, damage to, or loss of any assets of Seller (whether or not covered by insurance) that materially and adversely affects the financial condition, business or prospects of Seller;

         (e) labor trouble or other event or condition of any character materially and adversely affecting the financial condition, business, assets or prospects of Seller;

         (f) change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by Seller;

         (g)  revaluation by Seller of any of its assets;

         (h) increase in the salary or other compensation payable or to become payable by Seller to any of its officers, directors or employees, or the declaration, payment, or commitment or obligation of any kind for the payment by Seller of a bonus or other additional salary or compensation to any such person;

         (i) sale or transfer of any asset of Seller, except in the ordinary course of business;

         (j) execution, creation, amendment or termination of any contract, agreement or license to which Seller is a party, except in the ordinary course of business;

         (k) loan by Seller to any person or entity, or guaranty by Seller of any loan;

         (l) waiver or release of any right or claim of Seller, except in the ordinary course of business;

         (m)  mortgage, pledge or other encumbrance of any asset of Seller;

         (n) other event or condition of any character that has or might reasonably have a material and adverse effect on the financial condition, business, assets or prospects of Seller; or



                                                                      Page 14-54

         (o) agreement by Seller to do any of the things described in the preceding clauses (a) through (n).

         6.5 TAX RETURNS AND AUDITS. Within the times and in the manner prescribed by law, Seller has filed all domestic and foreign, federal, state and local tax returns required by law and has paid all taxes, assessments and penalties due and payable. There are no present disputes as to taxes of any nature payable by Seller.

         6.6 INVENTORIES. Buyer has conducted a physical count of Seller's inventories and has had full access to review all items included in such inventory. No items included in the inventories have been pledged as collateral or are held by the Seller on consignment from others. Buyer is satisfied with the condition of Seller's inventories and the records with respect thereto.

         6.7  OTHER TANGIBLE PERSONAL PROPERTY.  The Equipment described in
Section 1.3 and SCHEDULE 1.3A of this Agreement constitutes all the items of tangible personal property owned by, in the possession of, or used by Seller in connection with its business, except the Inventories. The Equipment listed in SCHEDULE 1.3 plus the Inventories constitute all tangible personal property necessary for the conduct by Seller of its business as now conducted.

         Except as stated in SCHEDULE 1.3A, no Equipment used by Seller in connection with its business is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, or is located other than in the possession of Seller.

         6.8  TRADE NAMES, TRADEMARKS AND COPYRIGHTS.  Except as set forth in
SCHEDULE 6.8, Seller does not use any trademark, service mark, trade name or copyright in its business, or own any trademarks, trademark registrations or applications, trade names, service marks, copyrights, or copyright registrations or applications. No person (other than Seller) owns any trademark, trademark registration or application, service mark, trade name, copyright, or copyright registration or application, the use of which is necessary or contemplated in connection with the performance of any contract to which Seller is a party.

         6.9 PATENTS AND PATENT RIGHTS. SCHEDULE 6.9 to this Agreement is a complete schedule of all patents, inventions, industrial models, processes, designs, formulas and applications for patents ("Intellectual Properties") owned by Seller or in which Seller has any rights, licenses or immunities. The patents and applications for patents listed in SCHEDULE 6.9 are valid and in full force and effect and are not subject to any taxes, maintenance fees or actions falling due within 90 days after the Closing



                                                                      Page 15-54

Date. Except as set forth in SCHEDULES 6.9 or 6.18, there have not been any interference actions or other judicial, arbitration, or other adversary proceedings concerning the Intellectual Properties listed in SCHEDULE 6.9. The Selling Parties have no knowledge or reason to believe that the manufacture, use or sale of the inventions, models, designs and systems covered by the Intellectual Properties listed in SCHEDULE 6.9 violate or infringe on any patent or any proprietary or personal right of any person,
firm or corporation, or  have  infringed   or are now infringing on any
patent or other right belonging to any person, firm or corporation. Except as set forth in SCHEDULE 6.9, Seller is not a party to any license, agreement or arrangement, whether as licensee, licensor or otherwise, with respect to any patent, application for patent, invention, design, model, process, trade secret or formula. Seller has the right and authority to use such inventions, trade secrets, processes, models, designs and formulas as are necessary to enable it to conduct and to continue to conduct all phases of its business in the manner presently conducted, and such use does not and will not conflict with, infringe or violate any patent or other rights of others.

         6.10  TRADE SECRETS.   SCHEDULE 6.10A to this Agreement is a true
and complete list, without extensive or revealing descriptions, of trade secrets used by Seller in (or owned by Seller and useful in) the operation of its business, including all customer lists, processes, know-how and other technical data. Specific location of each trade secret's documentation, including its complete description, specifications, charts, procedures and other material relating to it, is also set forth with it in such SCHEDULE. Each trade secret's documentation is current, accurate and sufficient in detail and content to identify and explain it, and to allow its full and proper use by Buyer without reliance on the special knowledge or memory of others.

         Seller is the sole owner of each of these trade secrets, free and clear of any liens, encumbrances, restrictions, or legal or equitable claims of others, except as specifically stated in SCHEDULE 6.10A. Seller has taken all reasonable security measures to protect the secrecy, confidentiality and value of these trade secrets; any of its employees and any other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed these secrets, or who have knowledge or access to information relating to them, have been put on notice and, if appropriate, have entered into agreements that these secrets are proprietary to Seller and not to be divulged or misused. Seller represents to the Buyer that all of Seller's employees named in SCHEDULE 6.10B have executed a proprietary information and nondisclosure agreement, a copy of the form of which is attached hereto as SCHEDULE 6.10C.

         All these trade secrets are presently valid and protestable, and are not part of the public knowledge or literature, nor to Seller's knowledge, have they been used,



                                                                      Page 16-54
divulged or appropriated for the benefit of any past or present employees or other persons, or to the detriment of Seller.

         6.11 OTHER INTANGIBLE PROPERTY. SCHEDULE 6.11 to this Agreement is a true and complete list of all intangible assets, other than those specifically referred to elsewhere in this Agreement, and the location of evidences of title to such assets.

         6.12 TITLE TO ASSETS. Seller has good and marketable title to all its Assets and interests in Assets, whether personal, tangible, and intangible, which constitute all the Assets and interests in assets that are used in the business of Seller. All the Assets are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or restrictions, except for
(i) those disclosed in Seller's balance sheet included in the Financial Statements, or in the Schedules to this Agreement; (ii) the lien of current taxes not yet due and payable; and (iii) possible minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present or intended use of any of these assets, nor materially impair business operations. All tangible personal property of Seller is in good operating condition and repair, ordinary wear and tear excepted. Seller is in possession of all premises leased to it from others. Except as set forth on the appropriate SCHEDULE listing such Assets, neither any officer, nor any director or employee of Seller, nor any spouse, child or other relative of any of these persons, owns, or has any interest, directly or indirectly, in any of the personal property owned by or leased to Seller or any copyrights, patents, trademarks, trade names or trade secrets licensed by Seller. Seller does not occupy any real property in violation of any law, regulation or decree.

         6.13 CUSTOMERS AND SALES. SCHEDULE 6.13 to this Agreement is a correct and current list of all customers of Seller, together with summaries of the sales made to each customer during the most recent fiscal year. Except as indicated in SCHEDULE 6.13, Seller has no information and is not aware of any facts indicating that any of these customers intend to cease doing business with Seller or materially alter the amount of the business that they are presently doing with Seller.

         6.14 EXISTING EMPLOYMENT CONTRACTS. SCHEDULE 6.14 to this Agreement is a list of all employment contracts and collective bargaining agreements, all pension, bonus, profit-sharing, stock option, or other agreements or arrangements providing for employee remuneration or benefits to which Seller is a party or by which Seller is bound. All these contracts and arrangements are in full force and effect, and neither Seller nor any other party is in default under them. There have been no claims of defaults and, to the best knowledge of Selling Parties, there are no facts or conditions which if continued, or on notice, will result in a default under these contracts or arrangements. There is no



                                                                      Page 17-54
pending nor, to the best knowledge of Selling Parties, threatened labor dispute, strike or work stoppage affecting Seller's business.

         6.15 INSURANCE POLICIES. SCHEDULE 6.15 to this Agreement is a description of all insurance policies held by Seller concerning the Assets. All these policies are in the respective principal amounts set forth in
SCHEDULE 6.15, Seller has maintained and now maintains (i) insurance on all the Assets of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (ii) adequate insurance protection against all liabilities, claims, and risks against which it is customary to insure.

         6.16 OTHER CONTRACTS. Except as set forth in SCHEDULE 4, Seller is not a party to, nor are the Assets bound by, any distributor's or manufacturer's representative or agency agreement, any output or requirements agreement, any agreement not entered into in the ordinary course of business, any indenture, mortgage, deed of trust, lease or any agreement that is unusual in nature, duration or amount (including, without limitation, any agreement requiring the performance by Seller of any obligation for a period of time extending beyond one year from Closing Date or calling for consideration of more than $10,000.00, or requiring purchases at prices in excess of, or sales at prices lower than, prevailing market prices). The performance by Buyer of any of the agreements described on SCHEDULE 4 will not result in Buyer becoming bound or liable under any distributor's or manufacturer's representative or agency agreement. All contracts which will be assigned to or assumed by Buyer under this Agreement are valid and binding upon the parties thereto. There is no default or event that with notice or lapse of time, or both, would constitute a default by any party to any of the agreements listed in SCHEDULE 4. Seller has not received notice that any party to any of the agreements listed in SCHEDULE 4 intends to cancel or terminate any of these agreements or to exercise or not exercise any options under any of these agreements. Seller is not a party to, nor is Seller or the Assets bound by, any agreement that is materially adverse to the business, property, or financial condition of Seller.

         6.17 COMPLIANCE WITH LAWS. Seller has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations (including, without limitation, any applicable environmental, health, building, zoning or other law, ordinance or regulation) affecting its properties (including the Real Property) or the operation of its business.

         6.18 LITIGATION. Except as set forth in SCHEDULE 6.18, there is no suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation pending, or to the best knowledge of Selling Parties, threatened, against or affecting Seller, or any of its business, assets or financial condition. Selling Parties have



                                                                      Page 18-54
furnished or made available to Buyer copies of all relevant court papers and other documents relating to the matters set forth in SCHEDULE 6.18. Seller is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality. Except as set forth in SCHEDULE 6.18, Seller is not presently engaged in any legal action to recover moneys due to it or damages sustained by it.

         6.19 ASSETS SUFFICIENT FOR CONDUCT OF BUSINESS. The Assets constitute all of the assets required for Buyer to conduct the business of Seller as it is presently conducted.

         6.20 AGREEMENT WILL NOT CAUSE BREACH OR VIOLATION. Neither the entry into this Agreement nor the consummation of the transactions contemplated hereby will result in or constitute any of the following: (i) a breach of any term or provision of this Agreement; (ii) a default or an event that, with notice or lapse of time, or both, would be a default, breach or violation of the Articles of Incorporation or Bylaws of Seller or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust or other agreement, instrument or arrangement to which Seller is a party or by which Seller or the Assets are bound; (iii) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of one or more of Selling Parties; (iv) the creation or imposition of any lien, charge or encumbrance on any of the Assets; or (v) the violation of any law, regulation, ordinance, judgment, order or decree applicable to or affecting Seller or the Assets.

         6.21 AUTHORITY AND CONSENTS. Except as set forth in SCHEDULE 6.21, Seller has the right, power, legal capacity and authority to enter into, and perform its obligations under this Agreement, and no approvals or consents of any persons other than Selling Parties are necessary in connection with it. The execution and delivery of this Agreement by Seller have been duly authorized by all necessary corporate action of Seller (including any necessary action by Seller's security holders), and this Agreement constitutes a legal, valid and binding obligation of Seller enforceable in accordance with its terms.

         6.22 INTEREST IN CUSTOMERS, SUPPLIERS AND COMPETITORS. Except as set forth in SCHEDULE 6.22, neither the Selling Parties, nor any officer, director or employee of any of the Selling Parties, nor any spouse or child of any of them has any direct or indirect interest in any competitor, supplier or customer of Seller or in any person with whom Seller is doing business.



                                                                      Page 19-54

         6.23 CORPORATE DOCUMENTS. Seller has furnished to Buyer for its examination (i) copies of the Articles of Incorporation and Bylaws of Seller and
(ii) the minute books of Seller containing all records required to be set forth of all proceedings, consents, actions and meetings of the shareholders and board of directors of Seller.

         6.24 DOCUMENTS DELIVERED. Each copy or original of any agreement, contract or other instrument which is identified in any exhibit delivered by Selling Parties or their counsel to Buyer (or its counsel or representatives), whether before or after the execution hereof, is in fact what it is purported to be by Selling Parties and has not been amended, cancelled or otherwise modified.

         6.25 FULL DISCLOSURE. None of the representations and warranties made by Selling Parties or made in any letter, certificate or memorandum furnished or to be furnished by Selling Parties, or on their behalf, contains or will contain any untrue statement of a material fact, or omits any material fact the omission of which would make the statements made misleading. There is no fact known to Selling Parties which materially adversely affects, or in the future may (so far as Seller can now reasonably foresee) materially adversely affect the condition, Assets, liabilities, business operations or prospects of Seller that has not been set forth herein or heretofore communicated to Buyer in writing pursuant hereto.

ARTICLE 7.  REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER.

    Dynatec and Buyer jointly and severally represent and warrant to the Seller and the Shareholders as follows:

    SECTION 7.1 ORGANIZATION AND QUALIFICATION. Each of Dynatec and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah. All Subsidiaries of Dynatec are legal entities that are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. Each of Dynatec and Buyer has all requisite power and authority to own or operate its properties and conduct its business as it is now being conducted. Dynatec and Buyer are duly qualified and in good standing as a foreign corporation or entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary.

    SECTION 7.2 CAPITALIZATION; SUBSIDIARIES. The authorized capital stock of Dynatec consists of 50,000,000 shares of Dynatec's Common Stock. As of October 1, 1996, 947,529 shares of Dynatec's Common Stock were issued and outstanding.

                                                                  Page 20-54

Immediately prior to the closing, not more than 1,422,000 shares of Dynatec's Common Stock will be issued and outstanding. Since October 1, 1996, and except for shares which will be issued pursuant to the 1996 forward split of the Common Stock of Dynatec, Dynatec has not issued any shares of capital stock, and has not repurchased or redeemed any shares of its capital stock. Except for shares reserved under the 1996 incentive stock option plan ("ISOP") of Dynatec, neither Dynatec nor Buyer has any shares of its capital stock reserved for issuance. Except as provided in this paragraph or the 2,102 shares which are to be issued pursuant to a written agreement with Dale Gledhill, no other options, warrants or other securities convertible into Common Stock are outstanding. All issued and outstanding shares of capital stock of Dynatec are validly issued, fully paid, non-assessable and free of preemptive rights.

    SECTION 7.3 AUTHORITY RELATIVE TO THIS AGREEMENT. Dynatec and Buyer have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Dynatec and Buyer, and no other corporate proceedings on the part of Dynatec and Buyer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Dynatec and Buyer and, assuming this Agreement constitutes a valid and binding obligation of the Seller, this Agreement constitutes a valid and binding agreement of Dynatec and Buyer, enforceable against Dynatec and Buyer in accordance with its terms.

    SECTION 7.4 SEC REPORTS. Since January 1, 1993, to the best of its knowledge Dynatec has filed all required forms, reports and documents ("Dynatec SEC Reports") with the Securities and Exchange Commission (the "SEC") required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which have complied in all material respects with all applicable requirements of the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act"), and the rules and interpretive releases promulgated thereunder. None of such Dynatec SEC Reports, including without limitation any financial statements, notes, or schedules included therein, at the time filed, contained any untrue statement of a material fact, or omitted, omit or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    Each of the consolidated balance sheets in or incorporated by reference into the Dynatec SEC Reports fairly presents or will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the related consolidated statements of operations and retained earnings and cash flows or equivalent statements in

                                                                  Page 21-54
the Dynatec SEC Reports (including any related notes and schedules) fairly presents or will fairly present the results of operations, retained earnings and cash flows, as the case may be, of the entity or entities to which it relates for the period set forth therein (subject in the case of unaudited interim statements, to normal year-end audit adjustments) in each case in accordance with generally-accepted accounting principles applicable to the particular entity consistently applied throughout the periods involved, except as may be noted therein; and independent certified public accountants for Dynatec have rendered or Will render an unqualified opinion with respect to each audited financial statement included in the Dynatec SEC Reports. The consolidated financial statements included in the Dynatec SEC Reports are hereinafter sometimes collectively referred to as the "Dynatec Financial Statements."

    SECTION 7.5 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement by Dynatec or Buyer nor the consummation of the transactions contemplated hereby nor compliance by Dynatec or Buyer with any of the provisions hereof will conflict with or result in any breach of any provision of the Articles of Incorporation or By-laws of Dynatec or Buyer or any Subsidiary, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except pursuant to the Securities Act and the Exchange Act, such filings and approvals as may be required under the "blue sky", takeover or securities laws of various states, or result in a default (with or without due notice or lapse of time or both) (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, license, agreement or other instrument or obligation to which Dynatec or Buyer is a party or by which Dynatec or Buyer , any of its Subsidiaries or any of their respective assets may be bound, result in the creation or imposition of any lien, charge or other encumbrance on the assets of Dynatec or Buyer or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Dynatec or Buyer or any of their respective assets.

    SECTION 7.6 LITIGATION, ETC. There is no action, claim, or proceeding pending or, to the knowledge of Dynatec or Buyer, threatened, to which Dynatec or Buyer is or would be a party before any court or Governmental Authority acting in an adjudicative capacity or any arbitrator or arbitration tribunal with respect to which there is a reasonable likelihood of a determination having, or which, insofar as reasonably can be foreseen in the future would have, a material adverse effect on Dynatec or Buyer and since December 31, 1995, there have been no claims made or actions or proceedings brought against any officer or director of Dynatec or Buyer arising out of or pertaining to any action or omission within the scope of his employment or position with Dynatec or Buyer, which claim, action or proceeding would involve a material adverse effect on Dynatec or Buyer taken as a whole. All litigation and other administrative, judicial or quasi-judicial proceedings to which Dynatec or Buyer is a party or to which it has been

                                                                  Page 22-54
threatened to the Parent's knowledge to be made a party, are described in the Disclosure Schedule.

    SECTION 7.7 COMPLIANCE WITH LAW AND PERMITS. Dynatec and Buyer have owned and operated their properties and assets in substantial compliance with the provisions and requirements of all laws, orders, regulations, rules and ordinances issued or promulgated by all Governmental Authorities having jurisdiction with respect thereto. All necessary governmental certificates, consents, permits, licenses or other authorizations with regard to the ownership or operation by Dynatec and Buyer of their respective properties and assets have been obtained and no violation exists in respect of such licenses, permits or authorizations. None of the documents and materials filed with or furnished to any Governmental Authority with respect to the properties, assets or businesses of Dynatec and Buyer contains any untrue statement of a material fact or fails to state a material fact necessary to make the statements therein not misleading.

    SECTION 7.8 DYNATEC COMMON STOCK. The shares to be issued by Dynatec pursuant to this Agreement have been duly authorized and, when issued in accordance with the terms of the this Agreement, will be validly authorized and issued and fully paid and nonassessable, and no shareholder of Dynatec will have any preemptive rights or dissenter's right with respect thereto.

ARTICLE 8.  SELLING PARTIES' OBLIGATIONS BEFORE CLOSING.

         Selling Parties covenant that, except as otherwise agreed in writing by Buyer, from the date of this Agreement until the Closing:

         8.1 BUYER'S ACCESS TO PREMISES AND INFORMATION. Buyer and its counsel, accountants and other representatives shall be entitled to have full access during normal business hours to all Seller's properties, books, accounts, records, contracts and documents of or relating to the assets. Selling Parties shall furnish or cause to be furnished to Buyer and its representatives all data and information concerning the business, finances and properties of Seller that may reasonably be requested.

         8.2 CONDUCT OF BUSINESS IN NORMAL COURSE. Seller shall carry on its business and activities diligently and in substantially the same manner as it previously has been carried on, and shall not make or institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting or operation that will vary materially from the methods used by Seller as of the date of this Agreement. Without limiting the foregoing, Seller shall not enter into any agreements for the purchase of supplies, raw materials, equipment, spare parts or the like at prices higher than generally

                                                                  Page 23-54
prevailing in the industry or enter into any agreements for the sale of goods at prices lower than generally prevailing in the industry.

         8.3 PRESERVATION OF BUSINESS RELATIONSHIPS. Seller shall use its best efforts, without making any commitments on behalf of Buyer, to preserve its business organization intact, to keep available to Seller its present employees, and to preserve its present relationships with suppliers, customers and others having business relationships with it.

         8.4 MAINTENANCE OF INSURANCE. Seller shall continue to carry its existing insurance, subject to variations in amounts required by the ordinary operations of its business. At the request of Buyer and at Buyer's sole expense, the amount of insurance against fire and other casualties which, at the date of this Agreement, Seller carries on any of the Assets or in respect of its operations shall be increased by such amount or amounts as Buyer shall specify. Seller shall cause Buyer to be named as an additional insured on each existing insurance policy carried by Seller.

         8.5 EMPLOYEES AND COMPENSATION. Seller shall not do, or agree to do, any of the following acts: (i) grant any increase in salaries payable or to become payable to any officer, employee, sales agent or representative, (ii) increase benefits payable to any officer, employee, sales agent or representative under any bonus or pension plan or other contract or commitment or (iii) modify any collective bargaining agreement to which it is a party or by which it may be bound. Seller shall permit buyer to contact Seller's employees at all reasonable times for the purpose of discussing with such employees prospective employment by Buyer on or after the Closing Date, and Selling Parties shall use their best efforts to encourage all employees of Seller to accept any employment offered by Buyer.

         8.6 NEW TRANSACTIONS. Seller shall not do, or agree to do without the prior written consent of the Buyer, any of the following acts:

         (a) enter into any contract, commitment or transaction not in the usual and ordinary course of its business; or

         (b) enter into any contract, commitment or transaction in the usual and ordinary course of business involving an amount exceeding $10,000.00, individually, or $10,000.00 in the aggregate; or

         (c) make any capital expenditures in excess of $5,000.00 for any single item or $10,000.00 in the aggregate, or enter into any leases of capital equipment or property under which the annual lease charge is in excess of $5,000.00; or

                                                                  Page 24-54

         (d) sell or dispose of any capital assets with a net book value in excess of $5,000.00 individually, or $10,000.00 in the aggregate.

         8.7 EXISTING AGREEMENTS. Seller shall not modify, amend, cancel or terminate any of its existing contracts or agreements, or agree to do any of those acts.

         8.8 CONSENT OF OTHERS. As soon as reasonably practical after the execution and delivery of this Agreement, and in any event on or before the Closing Date, Seller shall obtain the written consent of the persons described in SCHEDULE 6.21 to this Agreement and will furnish to Buyer executed copies of these consents.

         8.9 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. Selling Parties shall use their best efforts to assure that all representations and warranties of Selling Parties set forth in this Agreement and in any written statements delivered to Buyer by Selling Parties under this Agreement will also be true and correct as of the Closing Date as if made on that date and that all conditions precedent to Closing shall have been met.

         8.10 SALES AND USE TAX ON PRIOR SALES. Seller agrees to furnish to Buyer a clearance certificate from the appropriate agency and any related certificates that Buyer may reasonably request as evidence that all sales and use and other tax liabilities of Seller (other than income tax liabilities) accruing before the Closing Date have been fully satisfied or provided for.

         8.11 STATUTORY FILINGS. Seller shall cooperate fully with Buyer in preparing and filing all information and documents deemed necessary or desirable by Buyer under any statutes or governmental rules or regulations pertaining to the transactions contemplated by this Agreement.

         8.12 MAINTENANCE OF SUPPLIES. Seller shall maintain normal quantities of consumable manufacturing supplies, spare parts and repair materials.

ARTICLE 9.  BUYER'S OBLIGATIONS BEFORE CLOSING

         Dynatec and Buyer represent that, prior to Closing, they shall do the following:

         9.1 BOARD OF DIRECTORS OF DYNATEC. Make arrangements with Dynatec to add two additional Board seats to allow Dick E. Davis and Craig Ballard to be appointed to the Board of Directors of Dynatec. For the next two annual shareholder meetings after the Closing, Dynatec management agrees to nominate Dick E. Davis and

                                                                  Page 25-54

Craig Ballard, or their separately designated nominees to serve on the Board of Directors of Dynatec.

         9.2 BOARD OF DIRECTORS OF BUYER. The Buyer will form a Board of Directors containing at least five members which will include Dick E. Davis, Craig Ballard, Don Wood, Randy Jack, Frederick Volcansek and others as determined by these five initial proposed directors.

ARTICLE 10.  CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE

         The obligations of Buyer to purchase the Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set out below in this Article 10. Buyer may waive any or all of these conditions in accordance with Section 15.2 hereof; provided however, that no such waiver of a condition shall constitute a waiver by Buyer of any of its other rights or remedies, at law or in equity, if Selling Parties shall be in default of any of its representations, warranties or covenants under this Agreement.

         10.1  ACCURACY OF SELLING PARTIES' REPRESENTATIONS AND WARRANTIES.
All representations and warranties by Selling Parties in this Agreement or in any written statement that shall be delivered to Buyer by Selling Parties under this Agreement shall be true on and as of the Closing Date as though made at that time.

         10.2 ABSENCE OF LIENS. At or prior to the Closing, Buyer shall have received UCC search reports dated as of a date not more than five days before the Closing Date issued by the Texas Secretary of State indicating that there are no filings under the Uniform Commercial Code on file with such Secretary of State which name any of the Selling Parties or Kel-Lite Industries, Inc. as debtor or otherwise indicating any lien on the Assets, except for the liens otherwise disclosed in the Schedules hereto.

         10.3 SELLING PARTIES' PERFORMANCE. Selling Parties shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by Selling Parties on or before the Closing Date.

         10.4 CERTIFICATION BY SELLER. Buyer shall have received a certificate, dated the Closing Date, signed and verified by Seller's president or vice president and its treasurer or assistant treasurer, certifying, in such detail as Buyer and its counsel may reasonably request, that the conditions specified in Sections 10.1 and 10.3 have been fulfilled.

                                                                  Page 26-54

         10.5 ABSENCE OF LITIGATION. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened on or before the Closing Date.

         10.6 CORPORATE APPROVAL. The execution and delivery of this Agreement by Seller, and the performance of its covenants and obligations under it, shall have been duly authorized by all necessary corporate action, and Buyer shall have received copies of all resolutions pertaining to that authorization, certified by the secretary of Seller.

         10.7 CORPORATION TAX CLEARANCE. Buyer shall have received a Certificate of Good Standing for Seller as of a date not more than 3 days before the Closing Date and a Letter of Account Status for Seller as of a date not more than 3 days before the Closing Date certifying that all sales taxes of the Seller have been paid. Such documents are to be issued by the Texas Comptroller of Public Accounts.

         10.8 CERTIFICATE REGARDING EMPLOYMENT TAX OBLIGATIONS. Buyer shall have received a Certificate of the President and Secretary of the Seller stating that, as of the Closing Date, no contributions, interest, or penalties are unpaid by Seller with regard to any payroll taxes, or unemployment or workers' compensation contributions for periods prior to October 1, 1996.

         10.9 CONSENTS. All necessary agreements and consents of any parties to the consummation of the transaction contemplated by this Agreement, or otherwise pertaining to the matters covered by it, shall have been obtained by Seller and delivered to Buyer.

         10.10 APPROVAL OF DOCUMENTATION. The form and substance of all certificates, instruments and other documents delivered to Buyer under this Agreement shall be satisfactory in all reasonable respects to Buyer and its counsel.

         10.11 EMPLOYMENT AGREEMENT. Buyer and Dick E. Davis shall have entered into an employment agreement substantially in the form of SCHEDULE 10.11 hereto.

         10.12 PATENT MATTERS. Buyer shall have received a report, satisfactory to Buyer, from Buyer's patent counsel concerning the matters set forth in Section 6.10.

         10.13 CONDITION OF ASSETS. The Assets shall not have been materially or adversely affected in any way as a result of any fire, accident, storm, or other casualty or labor or civil disturbance or act of God or the public enemy.


                                                           Page 27-54

         10.14 RESALE CERTIFICATE. Buyer shall have received from Seller a sales tax resale certificate, reasonably satisfactory to Buyer, with respect to the Assets being purchased by Seller for resale.

         10.15 VALUATION OF ASSETS. Buyer shall have accepted the valuation of the Inventories, and Assets, as set forth on the schedules attached hereto (as adjusted as of the Closing Date).

ARTICLE 11.  CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE

         The obligations of Seller to sell and transfer the Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions:

         11.1 ACCURACY OF BUYER'S REPRESENTATIONS AND WARRANTIES. All representations and warranties by Buyer contained in this Agreement or in any written statement delivered by Buyer under this Agreement shall be true on and as of the Closing as though such representations and warranties were made on and as of that date.

         11.2 BUYER'S PERFORMANCE. Buyer shall have performed and complied with all covenants and agreements, and satisfied all conditions that it is required by this Agreement to perform, comply with, or satisfy, before or at the Closing.

         11.3 BUYER'S CORPORATE APPROVAL. Buyer shall have received corporate authorization and approval for the execution and delivery of this Agreement and all corporate action necessary or proper to fulfill the obligations of Buyer to be performed under this Agreement on or before the Closing Date.

ARTICLE 12.  EMPLOYEE PLANS

    Buyer is not assuming any obligations of Seller relating to any Employee Plan as defined herein, and Selling Parties represent that the Seller has no Employee plan in effect or to which the Seller is subject. For purposes of this Agreement, the term "Employee Plan" includes all pension, retirement, disability, medical, dental or other health insurance plans, life insurance or other death benefit plans, profit sharing, deferred compensation, stock option, bonus or other incentive plans, vacation benefit plans, severance plans, or other employee benefit plans or arrangements including, without limitation, any pension plan as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA") and any welfare plan as defined in Section 3(1) of ERISA, whether or not funded, covering any employee or to which Seller is a party or bound or makes or has made any contribution or by which Seller may have any


                                                           Page 28-54
liability to any employee (including any such plan formerly maintained by or in connection with which Seller may have any liability to any employee, and any such plan which is a multiemployer plan as defined in Section 3(37) (A) of ERISA).

ARTICLE 13.  SELLING PARTIES' OBLIGATIONS AFTER THE CLOSING

    13.1 PRESERVATION OF GOODWILL. Following the Closing, Selling Parties will restrict their activities so that Buyer's reasonable expectations with respect to the goodwill, business reputation, employee relations and prospects connected with the Assets will not be materially impaired. In furtherance, but not in limitation of, this general obligation, Selling Parties agree that, for a period of the longer of (a) three (3) years following the Closing Date; (b) as long as any of the Warrants referred to in paragraph 2.1 are outstanding; or (c) as long as Buyer or its heirs, assigns or successors in interest carry on a like business in the countries or areas specified:

    (a) Selling Parties will not compete with the Buyer or engage in any activity which is substantially the same as, or represents an outgrowth of, any business or activity presently conducted by Seller if such business or activity extends to the United States and/or any other country in which Seller has heretofore engaged in business or otherwise established its goodwill, business reputation, or any customer relations. For the purposes of this Agreement, the term "compete" shall mean (i) calling on, soliciting or taking away, as a client or customer, or attempting to call on, solicit or take away as a client or customer any individual, partnership, corporation or association that was a client or customer of the Seller; or (ii) entering into or attempting to enter into any business or substantially similar business to or competing in any way with the business of the Buyer, either alone or with any individual, partnership, corporation or association; or (iii) acting as an agent, representative, consultant, officer, director, independent contractor, or employee of an entity or enterprise which is competing with the business of the Buyer; or (iv) participating in any such competing entity or enterprise as an owner, partner, limited partner, joint venturer, creditor or stockholder.

         The parties intend that the covenant contained in the preceding portion of this Section shall be construed as a series of separate covenants, one for each state of the United States, Provinces of Canada, or any countries of the world. Each separate covenant shall be deemed identical in terms to the covenant contained in this Section. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in this Section, then this unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.


                                                           Page 29-54

         (b) Selling Parties will not disclose to any person or use for their own benefit any price lists, pricing data, supplier lists, or similar matters possessed by them relating to the Assets or the business transferred to Buyer unless they first clearly demonstrate to Buyer that such matters are at, the time of the proposed disclosure or use, of common knowledge within the trade.

         13.2 CHANGE OF NAME. Selling Parties agree that after the Closing Date they shall not use or employ in any manner directly or indirectly the name "Nordic Lites," or any variation thereof.

         13.3 SELLING PARTIES' INDEMNITIES. Selling Parties shall indemnify, defend and hold harmless Buyer, Dynatec and their officers, directors, and agents against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees, that Buyer, Dynatec or their officers, directors, or agents shall incur or suffer, which arise, result from or relate to any breach of, or failure by Selling Parties to perform, any of their representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by Selling Parties under this Agreement; or which arise, result from or relate to any claim of KLS Enviro Resources, Inc. (KLS) or its successors, officers, directors or shareholders to any of the Assets or with regard to the Stock Purchase Agreement, the Royalty Agreement or any other agreement between any of the Selling Parties and KLS. Notwithstanding any other provision of this Agreement, Selling Parties shall not be liable to Buyer, Dynatec or their officers, directors, or agents on any warranty, representation or covenant made by Selling Parties in this Agreement, regarding any single claim, loss, expense, obligation or other liability that does not exceed $5,000; provided, however, that when the aggregate amount of all such claims, losses, expenses, obligations and liabilities not exceeding $5,000 each reaches $10,000, Selling Parties shall thereafter be liable in full for all such breaches and indemnities and regarding all those claims, losses, expenses, obligations, and liabilities.

         13.4 ACCESS TO RECORDS. From and after the Closing, Selling Parties shall allow Buyer, and its counsel, accountants and other representatives, such access to records which after the Closing are in the custody or control of Selling Parties as Buyer reasonably requires in order to comply with its obligations under the law or under contracts assumed by Buyer pursuant to this Agreement.

         13.5 NONSOLICITATION OF EMPLOYEES. None of the Selling Parties shall, prior to the fifth anniversary of the Closing solicit any employee of Buyer to leave such employment if such employee was at any time between the date hereof and the Closing an employee of Seller.


                                                           Page 30-54

ARTICLE 14.  COSTS

         14.1 FINDER'S OR BROKER'S FEES. Each of the parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions.

         14.2 EXPENSES. Each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

ARTICLE 15  SECURITIES ASPECTS OF AGREEMENT

         15.1 All parties to this Agreement mutually understand, agree and covenant that any referenced sale or other disposition of any security under this Agreement shall be controlled and governed by this section. Specifically should there arise any conflict of application or interpretation under this section and any other provision or section of this Agreement, this section shall be given primary definition and control. The term "securities" for the purposes of this Agreement shall mean and include all shares of Dynatec, and any warrants to acquire those shares as well as any other instrument or obligation customary or commonly described as a security. Each of the following terms and conditions of the issuance and distribution of the securities shall be fully applicable unless otherwise specifically waved or treated in the following paragraphs.

         15.2 Each security issued pursuant to the terms of this Agreement shall be a "restricted" security unless otherwise specifically referenced as being issued pursuant to a registration or offering.

         15.3 Each Selling Party understands and agrees that a restricted security for the purposes of this Agreement is one which is issued without meeting registration requirements under both federal and state law within the United States. Each party to this Agreement further agrees and acknowledges that the nature of restricted security is that it is not freely tradeable. That is, the holder of such security can not immediately market or further distribute such security in the open market, or through private transactions without the express written consent of the issuer, primarily Dynatec under the terms of this Agreement.

         15.4 Each Selling Party fully acknowledges and understands that the resale of a restricted security will normally require substantial holding periods unless

                                                                    Page 31-54
subsequently subject to an intervening registration under applicable federal and state securities laws. Each Selling Party acquiring restricted stock under this Agreement further acknowledges and agrees that the principal, though not exclusive, means by which restricted securities are resold under United States law and conforming state laws and regulations is Securities and Exchange Commission ("SEC") Rule 144, which essentially requires a holding period of two years before the stock can be resold or any interest therein further sold or assigned. In general terms, Rule 144 would require that there be current public information about the Company before the provisions of the Rule could be relied upon for subsequent resales, that the aforementioned holding period had been met, that the sales occurred through independent arms-length and unsolicited brokerage transactions, that certain volume limitations on the number of shares sold in each three month period be observed, and that a report of sales will be filed with the SEC. Each
Selling Party understands that the foregoing constitutes only a general description of Rule 144 and that such person is or has the means to become familiar with all of the specific provisions and terms of Rule 144 through his independent legal advisors. Each of the Selling Parties further acknowledges and agrees that while Rule 144 is not exclusive, that it is anticipated and intended that it would be the primary means by which securities acquired under this Agreement could be resold absent the specific registration provisions of this Agreement.

         15.5 Each Selling Party further acknowledges and agrees that, except as specifically provided by the terms of this Agreement, none of the corporate parties will have any obligation to register securities issued, and have no present intention to register such securities other than is specifically provided for by this Agreement. Each person under this Agreement acquiring securities further understands and agrees that individual registration of securities, absents registration by the issuer, is usually not practical and should not be relied upon as a means for resales or other distributions of securities acquired under this Agreement.

         15.6 Any entity acquiring securities pursuant to this Agreement with the intent to divide such securities among its principal shareholders as part of the acquisition process, will be responsible for obtaining the knowledgeable consent and agreement of such actual shareholder to the terms of this Agreement, specifically referencing this paragraph.

         15.7 Each Selling Party fully understands and agrees that should such person be deemed to be in a "control" position as to Dynatec incident to the completion of this Agreement, that such person must comply with the volume limitations of Rule 144 to complete sales of his or her securities acquired, except for securities which have been otherwise registered pursuant to this Agreement. A control

                                                                    Page 32-54
person has been defined by the SEC, and by most states securities regulatory agencies, as a person who has the capacity to exercise control over the issuing company. While no precise mathematical formulation of a control person is applicable to all situations, the following are generally presumed to be control people:

              (i) a person holding 10% or more of the shares of the issuing company;

              (ii) any principal officer or any director of the issuing
                   company.

ARTICLE 16.  FORM OF AGREEMENT

         16.1 HEADINGS. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

         16.2 ENTIRE AGREEMENT; MODIFICATION; WAIVER. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

         16.3 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

ARTICLE 17.  PARTIES

    17.1 PARTIES IN INTEREST. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provisions give any third persons any right of subrogation or action over against any party to this Agreement.

                                                                    Page 33-54

    17.2 ASSIGNMENT. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns.

ARTICLE 18.  REMEDIES

    18.1 RECOVERY OF LITIGATION COSTS. If any legal action or any arbitration or other proceeding so brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

    18.2  CONDITIONS PERMITTING TERMINATION.  Subject to the provisions of
Article 3 relating to the postponement of the Closing Date, either party may on or prior to the Closing Date terminate this Agreement by written notice to the other, without liability to the other, if any bona fide action or proceeding shall be pending against either party on the Closing Date that could result in an unfavorable judgment, decree or order that would prevent or make unlawful the carrying out of this Agreement.

    18.3 DEFAULTS PERMITTING TERMINATION. If either Buyer or Seller materially defaults in the due and timely performance of any of its warranties, covenants, or agreements under this Agreement, the non-defaulting party or parties may on the Closing Date give notice of termination of this Agreement, in the manner provided in Article 20. The notice shall specify with particularity the default or defaults on which the notice is based. The termination shall be effective five days after the Closing Date, unless the specified default or defaults have been cured on or before this effective date for termination.

ARTICLE 19.  NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

    All representations, warranties, covenants and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion or other writing provided for in it, shall survive the Closing.

ARTICLE 20.  NOTICES

    All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day

                                                                    Page 34-54
after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

Seller:                      Nordic-Lites, Inc.
                             2101 Brennan Avenue
                             Fort Worth, Texas 76106
    with copy to:            Ronald L. Brown
                             2200 One Galleria Tower
                             13355 Noel Road, L.B. 48
                             Dallas, Texas 75240-6657

Shareholders:                Nordic Industries, Inc.
                             c/o Nordic-Lites, Inc.
                             Attn:  Dick E. Davis
                             2101 Brennan Avenue
                             Fort Worth, Texas 76106

    with copy to:            Ronald L. Brown
                             2200 One Galleria Tower
                             13355 Noel Road, L.B. 48
                             Dallas, Texas 75240-6657

                             Cornerstone Capital Group, LLC
                             810 Boston Building
                             9 Exchange Place
                             Salt Lake City, Utah 84111

    with copy to:            Nolan S. Taylor
                             LEBOEUF, LAMB, GREEN & MACRAE
                             136 South Main Street, Suite 1000
                             Salt Lake City, Utah 84101

Buyer:                       Nordic Technologies, Inc.
                             3820 West Great Lakes Drive
                             Salt Lake City, Utah 84119

    with copy to:            Bruce L. Dibb
                             311 South State Street
                             Suite 380
                             Salt Lake City, Utah 84111


                                                                    Page 35-54

Dynatec:                     Dynatec International, Inc.
                             3820 West Great Lakes Drive
                             Salt Lake City, Utah 84119

    with copy to:            Bruce L. Dibb
                             311 South State Street
                             Suite 380
                             Salt Lake City, Utah 84111


Any party may change its address for purposes of this Article by giving the other parties written notice of the new address in the manner set forth above.

ARTICLE 21.  GOVERNING LAW

         This Agreement shall be construed in accordance with, and governed by the laws of the State of Utah.

ARTICLE 22.  MISCELLANEOUS

         22.1 ANNOUNCEMENTS. None of Selling Parties will make any announcements to the public or to employees of Seller concerning this Agreement or the transactions contemplated hereby without the prior approval of Buyer, which will not be unreasonably withheld. Notwithstanding any failure of Buyer to approve it, Selling Parties may make an announcement of substantially the same information as theretofore announced to the public by Buyer or any announcement required by applicable law, but Selling Parties shall in either case notify Buyer of the contents thereof reasonably promptly in advance of its issuance.

         22.2 REFERENCES. Unless otherwise specified, references to Sections or Articles are to Sections or Articles in this Agreement.

         IN WITNESS WHEREOF, the parties to this Agreement have duly executed it as of the day and year first above written.

    DYNATEC INTERNATIONAL, INC.,
    a Utah corporation


    By
        ---------------------------------
         Its:

                                                                    Page 36-54

BUYER

    NORDIC TECHNOLOGIES, INC.,
    a Utah corporation

    By
        ---------------------------------
         Its:

SELLER

    NORDIC-LITES, INC.,
    a Texas corporation


    By
        ---------------------------------
         Its:

SHAREHOLDERS

    NORDIC INDUSTRIES, INC.


    By
        ---------------------------------
         Its:

    CORNERSTONE VENTURE CAPITAL, L.C.


    By
        ---------------------------------
         Its:


                                                                    Page 37-54